Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Laird Superfood, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value per $0.001 per share	Rule 457(c)	600,000 (1)	$4.10 (2)	$2,460,000	$147.60 per million	$363.10
	Total Offering Amounts					$2,460,000		$363.10
	Total Fees Previously Paid							$(1,000.00)
	Total Fee Offsets							-
	Net Fee Due							-
(1)	Represents up to 600,000 shares of common stock that may be issued or issuable by us to the selling stockholder pursuant to a sponsorship and support agreement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The NYSE American on June 24, 2024 of $4.10 per share.